EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Akebia Therapeutics, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated April 29, 2014

TRIATHLON MEDICAL VENTURES FUND LP
By:	Triathlon Medical Ventures, LLC
General Partner
By:	/s/ John M. Rice
Name: John M. Rice
Title: Manager

TRIATHLON MEDICAL VENTURES, LLC
By:	/s/ John M. Rice
Name: John M. Rice
Title: Manager